Re: Castlight Health, Inc. – Advisory Services

Dear Neeraj:
I am pleased to formalize your role as an advisor (“Advisor”) to Castlight Health, Inc., a Delaware corporation (the “Company”), by this letter agreement (the “Agreement”). This Agreement will commence effective as of January 4, 2020 and shall continue until February 28, 2020 (the “Term”). As an Advisor, your role and responsibilities will be to provide advice and direction to certain employees as needed during the Term.
These services are expected to require approximately several hours per week of your time, although the specific timing of services may vary at the discretion of the Company. Any services you perform for the Company shall be as an independent contractor and not as an employee of the Company. You will not be eligible for any Company health insurance, workers’ compensation, vacation, profit sharing, retirement, or other benefits. You will be solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, workers’ compensation insurance. Nothing in this Agreement shall be construed to constitute you as an agent, employee or representative of the Company.
As consideration for your advisory services to the Company and your assignment of the rights under this Agreement, you will continue to be considered to be providing Service to the Company as that term is defined under the Company’s 2014 Equity Incentive Plan (the “Plan”) and therefore the vesting of any pre-existing grants shall continue uninterrupted. No new grants shall be issued to you under the Plan.
It is not anticipated that your Service will require you to incur any expenses. You will be reimbursed for mutually agreed upon expenses incurred by you in connection with your performance of services hereunder to the extent such expenses are: (a) set forth in reasonable detail in written invoices with appropriate documentation; (b) received prior approval of the Company; and (c) are in compliance with the Company’s expense reimbursement guidelines as provided to you from time to time.
During the Term, you agree to disclose to the Company all inventions (whether or not patentable), developments, discoveries, improvements, works of authorship, designs, computer programs, code, trade secrets and know-how related to the subject matter of your relationship with the Company or which use the Company’s Proprietary Information (as defined below), and which you have conceived, developed or discovered or which you may conceive, develop or discover, solely or in collaboration with others, in connection with your relationship with the Company (“Inventions”). All Inventions shall be the sole property of the Company, and you hereby assign to the Company all of your right, title and interest (including, without limitation, patent rights, copyrights, trade secrets, trademark rights and all other intellectual property rights of any sort throughout the world) in and to any and all Inventions.
You recognize that the Company is engaged in a continuous program of research, development and production with respect to its business. The Company possesses or has rights to proprietary or confidential information that has been created, discovered, developed, or otherwise become known to the Company, including, without limitation, information developed, discovered or created by you during the Term which arises out of your Advisor services and which relates to the business of the
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

Company (collectively, “Proprietary Information”). Proprietary Information includes, but is not limited to, business plans and strategies; marketing plans and customer lists; pricing and pricing strategies, compensation and personnel information of Company employees and consultants; trade secrets, data and know-how; product ideas; all copyrightable material; ideas and improvements; inventions (whether patentable or not); and all intellectual property rights contained therein or pertaining thereto. Without limiting the foregoing, “Proprietary Information” also includes Inventions.
You understand that your relationship with the Company creates a relationship of confidence and trust between you and the Company with respect to any (i) Proprietary Information or (ii) confidential information applicable to the business of any customer of the Company or other entity with which the Company does business and which you learn in connection with your Advisor services. At all times, both during your Advisor services and after its termination, you will keep in confidence and trust all such Proprietary Information and confidential information, and you will not use or disclose any such Proprietary Information or confidential information, or anything relating to it, without the prior written consent of the Company, except as may be reasonably necessary in the ordinary course of performing your duties to the Company. This obligation shall end whenever such information enters the public domain and is no longer confidential or proprietary through no improper action or inaction by you.
All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. To the extent that you have or may acquire rights in Proprietary Information, you hereby assign to the Company any right that you have or may acquire in such Proprietary Information.
You agree to assist the Company and its successors and assigns in every proper way to patent or otherwise protect and enforce its intellectual property and the rights assigned under this Agreement in any and all countries, including, without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain or register copyrights, patents, or other intellectual property rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such rights. Your obligation to render such assistance shall continue after the termination of this Agreement, subject to reasonable compensation by the Company for the time so consumed. If the Company is unable for any reason whatsoever to secure your signature to any application, specification, oath, assignment or other instrument necessary to accomplish the foregoing, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you, but only for the purpose of executing and filing any such documents and doing all other lawfully permitted acts to accomplish the foregoing with the same legal force and effect as if done by you.
All documents or other media, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information or Inventions, furnished to you by the Company or produced by you in connection with your Advisor services shall be the sole property of the Company. You agree to return and deliver all such property (including, without limitation, any copies thereof) immediately as and when requested by the Company, and even without any request, upon the termination of your Advisor services. Upon request of the Company, you agree to certify to the Company that all such property (and any copies thereof) has been returned to the Company and that no such property remains in your possession.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

You represent and warrant that this Agreement and the terms hereof do not conflict with any other agreement and/or commitment or policy on your part which would prohibit you from performing your responsibilities or complying with the obligations hereunder, including, without limitation, any agreements, policies or commitments relating to any former or concurrent employment or consulting relationship. Specifically, but without limitation, you represent and warrant that you have the right to perform your services as an Advisor and to assign all Inventions to the Company, and that your performance of such services, the subject matter of such services and your assignment of such Inventions do not and will not conflict with any former or concurrent employment or consulting relationship. You agree that you will not enter into a conflicting agreement or obligation during the Term of this Agreement, or take any action that would put your obligations to the Company in conflict with your obligations to any other party during the Term of this Agreement. If, prior to signing or at any time thereafter, you believe that a conflict might exist, please call me to discuss how we can satisfactorily resolve any such potential issue. In the event that you are granted stock or options to purchase equity securities of the Company in connection with your Advisor services, you further represent and warrant that ownership of such equity securities does not violate any other agreement and/or commitment or policy on your part which would prohibit you from owning such equity securities and that you have all necessary consents to own such equity securities.
You agree that you will not, during your Advisor services, improperly use or disclose any proprietary or confidential information or trade secrets of your former or concurrent employers or companies or any other third party, and will not bring onto the premises of the Company any confidential document or other property belonging to your former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies. You further agree that you will not perform your Advisor services using the equipment, supplies or facilities of any third party or on any time committed to any third party.
This Agreement is personal to the parties hereto and, accordingly, neither this Agreement nor any right hereunder or interest herein may be assigned, transferred or changed by either party, without the express written consent of the other. Notwithstanding the foregoing, the Company may, without consent, assign this Agreement and the Company’s rights hereunder to an affiliate or a successor to all or substantially all of the business or technology of the Company to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.
Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your Advisor services, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in San Francisco, California, before a single arbitrator, in accordance with the Commercial Dispute Rules of the American Arbitration Association (“AAA”). The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by AAA. Notwithstanding this agreement to arbitrate all claims, either party may seek provisional injunctive relief in a court of competent jurisdiction to ensure that the relief sought in arbitration is not rendered ineffectual by irreparable harm that could be suffered in the interim.
You understand that your status as an Advisor is “at will.” Either party may terminate this Agreement upon written notice to the other party; provided, however, that the provisions related to Proprietary Information, arbitration, Inventions and other intellectual property rights will survive any such termination.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

This Agreement together with the Plan and its related documents constitute the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your Advisor services and it supersedes any other agreement or promises made to you by anyone whether oral or written. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of law principles thereof.
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150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

Please acknowledge your understanding and agreement to this Agreement by signing below. We look forward to continuing a productive and mutually beneficial working relationship. If you have any questions regarding this Agreement, please do not hesitate to contact me.
Sincerely,

/s/ Maeve O'Meara
CEO
Dec 16, 2019
Castlight Health Inc.

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I agree to the terms of this Agreement and wish to continue my services as an Advisor of Castlight Health, Inc. in accordance with these terms.

By:	/s/ Neeraj Gupta	Date:	Dec 15, 2019
Neeraj Gupta

150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com